                                    ANNEX A
                               AYDIN CORPORATION
                               700 DRESHER ROAD
                                  PO BOX 349
                               HORSHAM, PA 19044


       INFORMATION STATEMENT PURSUANT TO SECTION 14(F) OF THE SECURITIES
                EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

     This Information Statement is being mailed on or about March 5, 1999 as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of Aydin Corporation, a Delaware Corporation (the "Company"), to the holders of record of shares of common stock, par value $1.00 per share, of the Company (the "Shares"). You are receiving this Information Statement in connection with the possible election of persons designated by L-3 Communications Corporation, a Delaware corporation ("Parent"), to a majority of the seats on the Board of Directors of the Company (the "Board" or "Board of Directors").

     Pursuant to an Agreement and Plan of Merger, dated as of March 1, 1999, by and among Parent, Angel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of L-3 ("Purchaser"), and the Company, Purchaser has commenced a tender offer (the "Offer") for all of the issued and outstanding Shares at a price of $13.50 per Share, net to the seller in cash, and following consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of L-3.


     The Merger Agreement provides that, promptly after the purchase of and payment for a majority of the outstanding Shares pursuant to the Offer, Parent will be entitled to designate such number of directors as will give Parent representation on the Board proportionate to its ownership interest in the Shares, rounded up to the next whole number. The Merger Agreement requires the Company to use its best efforts to cause the Parent designees (the "Parent Designees") to be elected to the Board under the circumstances described therein. This Information Statement is being mailed to stockholders of the Company pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 thereunder.

     You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Schedule 14D-9.

     The information contained in this Information Statement concerning Parent, Purchaser and the Parent Designees has been furnished to the Company by Parent. The Company assumes no responsibility for the accuracy or completeness of such information.


                   CERTAIN INFORMATION REGARDING THE COMPANY


GENERAL

     The Shares are the only class of voting securities of the Company outstanding. Each issued and outstanding Share is entitled to one vote. As of March 1, 1999, 5,220,936 Shares were issued and outstanding and 632,550 Shares were reserved for issuance upon the exercise of certain options and warrants outstanding.


RIGHT TO DESIGNATE DIRECTORS; THE PARENT DESIGNEES

     The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the purchase of and payment by Purchaser for Shares pursuant to the Offer which represent at least a majority of the outstanding Shares (on a fully diluted basis), Purchaser will be entitled to designate such number of directors on the Board as is equal to the product of the total number of directors on the Board (after giving effect to the directors designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding (such number being the "Board Percentage"). The Company shall, upon request of Purchaser, cause Purchaser's designees to satisfy the Board Percentage, including without limitation increasing the size of the Board and securing resignations of such number of its incumbent directors as is necessary to enable Parent's Designees to be so elected to the Company Board, and shall cause Parent's Designees to be so elected. Notwithstanding the foregoing, until the Effective Time (as defined in the Merger Agreement), the Company shall retain as members of the Company Board at least two directors who are directors of the Company on the date hereof (the "Company Designees"); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Company Board. If at any time prior to the Effective Time there are less than two Company Designees on the Board, Parent, Purchaser and the Company shall either (i) use their reasonable efforts to appoint successors who are not affiliated with Parent or Purchaser or (ii) permit the resigning Company Designee to appoint his or her successors in his or her reasonable discretion. The Company will use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Board of (i) each Committee of the Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. The Company's obligations under the foregoing shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Upon receipt of such information from Parent or Purchaser, the Company shall include in the Schedule 14D-9 (as an annex or otherwise) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's Designees to be elected to the Board.

     Parent has informed the Company that it will choose the Parent Designees from the directors and executive officers of Parent listed in Schedule I attached hereto. Parent has advised the Company that each of the initial Parent Designees has consented to serve on the Board of Directors of the Company and that, to the best of its knowledge, none of the Parent Designees (i) has a family relationship with any of the directors or executive officers of the Company, (ii) beneficially owns any securities (or rights to acquire securities) of the Company or (iii) has been involved in any transactions, or has any business relationships with the Company or any of its directors, executive officers or affiliates, of the type required to be disclosed pursuant to Rule 14f-1 under the Exchange Act.


DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Certain information concerning the current Directors and executive officers of the Company as of March 1, 1999 is set forth below:




                                                    DIRECTOR OR
NAME OF DIRECTOR OR EXECUTIVE OFFICER      AGE     OFFICER SINCE    POSITION WITH THE COMPANY
---------------------------------------   -----   ---------------   -----------------------------------
Warren G. Lichtenstein ................   33      1998              Chairman of the Board
James R. Henderson ....................   41      1996              President and Chief Operating
                                                                    Officer
Herbert Welber ........................   63      1986              Controller and Assistant Treasurer
Mark E. Schwarz .......................   38      1998              Director
Keith Lane-Zucker .....................   35      1998              Director
Harry D. Train, II ....................   71      1984              Director
I. Gary Bard ..........................   61      1994              Director

     Warren Lichtenstein has been Chairman of the Board of the Company since October 1998. Mr. Lichtenstein is Secretary and the Managing Member of Steel Partners, L.L.C., the general partner of Steel Partners II, L.P. ("Steel") since January 1, 1996. Prior to such time, Mr. Lichtenstein was the Chairman and a Director of Steel Partners, Ltd., the general partner of Steel Partners Associates, L.P., which was the general partner of Steel since 1993 and prior to January 1, 1996. Mr. Lichtenstein was the acquisition/risk arbitrage analyst at Ballantrae Partners, L.P., a private investment partnership formed to invest in risk arbitrage, special situations and undervalued companies, from 1988 to 1990. Mr. Lichtenstein is a Director of the following publicly held companies: Gateway Industries, Inc., Rose's Holdings, Inc. and Saratoga Beverage Group, Inc. The business address of Mr. Lichtenstein is 150 E. 52nd Street, 21st Floor, New York, New York 10022.

     James R. Henderson has been the President and Chief Operating Officer of the Company since October, 1998. Mr. Henderson previously served as the Vice President, Treasurer and Chief Financial Officer of the Company from July 1996 to October 1998. Prior to joining the Company, he held various accounting and financial positions with Unisys Corporation (services and computer manufacturing): Director of Financial Planning and Accounting (1989-1991), Controller of Defense Operations (1991-1993), Executive Assistant to the President of the Defense Group (1993-1994), Director of Operations for Unisys Services Division (1994-1995), and Controller of Unisys Outsourcing Division (1995-1996).

     Herbert Welber has been the Controller and Assistant Treasurer of the Company since August 1986. Previously Mr. Welber was Controller and Vice President of the Displays Division since August 1981.

     Mark E. Schwarz has been a Director of the Company since October 1998. Mr. Schwarz has served as the Vice President and Manager of Sandera Capital, L.L.C., a private investment firm, since 1995. Prior to such time, Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C., a registered investment advisor, from 1993 to 1996. Mr. Schwarz has also served as the sole general partner of Newcastle Partners, L.P., a private investment firm, since 1993. The business address of Mr. Schwarz is 1601 Elm Street, Suite 4000, Dallas, Texas 75201.

     Keith Lane-Zucker has been a Director of the Company since October 1998. Mr. Lane-Zucker has served as the Senior Securities Analyst for Societe Generale Asset Management Corp., investment advisor to SoGen International Fund, a portfolio of SoGen Funds, Inc., since December 1996. Mr. Lane-Zucker is responsible for managing investments in domestic and international corporations. Mr. Lane-Zucker began his career in 1987 at Merrill Lynch Capital Markets in the Mergers and Acquisitions Group. In 1992, Mr. Lane-Zucker joined Booz-Allen & Hamilton as a management consultant. From January 1995 to December 1996, Mr. Lane-Zucker was a research analyst and portfolio manager for a domestic small-cap fund with ABB Investment Management. The business address of Mr. Lane-Zucker is 1221 Avenue of the Americas, 8th Floor, New York, NY 10020.

     Harry D. Train, II has been a Director of the Company since 1984. Mr. Train has served as Manager, Hampton Roads Operations (defense studies and analysis) of Science Applications International Corporation (SAIC), Norfolk, Virginia, since October 1986.

     I. Gary Bard has been a Director of the Company since July 1994. Mr. Bard served as the Company's Chairman of the Board of Directors and Chief Executive Officer from May 1996 to October 1998 and as its President from October 1996 to October 1997. Prior to such time, Mr. Bard served as Vice President and General Manager, Federal Systems Solutions Integration Division of Unisys Corporation, providing integration solutions to the federal, state and local government marketplace, since October 1995. Mr. Bard served as a Consultant on software development from February 1993 to October 1995, Chief Operating Officer of Open Software Foundation from November 1992 to February 1993, and President of Integrated Systems Division of Computer Sciences Corporation from July 1984 to November 1992.

     There are no family relationships between any of the Directors or executive officers of the Company. The regular term of office for all Directors and executive officers is one year. Except as provided in the Standstill and Settlement Agreement dated September 18, 1998 (a copy of which is on file at the offices of the Company) relating to the elections of Messrs. Lichtenstein, Schwarz and Lane-Zucker to the Board, there are no arrangements or understandings between any Director or executive officer and any other person pursuant to which such director or officer was elected to be a Director or officer.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has had an Audit Committee since September 1978; and Directors Train, Lane-Zucker and Schwarz are its current members. Its powers and duties include the following: (1) sole authority to retain and dismiss both internal and independent auditors; (2) approval before dissemination of any report which contains financial data; and (3) consultation with the independent auditors quarterly and before the Company decides any material accounting policy. The Audit Committee met 5 times in 1998.


     The Company established the Executive Compensation Committee in May 1996, which in 1998 was comprised of Directors Bard and Train and former Directors Brind and Gokcen. The Executive Compensation Committee consulted generally with management on matters concerning executive and outside director compensation and incentive plans and made recommendations to the Board of Directors on compensation generally, including individual salary rates and bonus awards. This Executive Compensation Committee met one time in 1998. Director Bard was an officer and employee of the Company until October 1998. In November 1998, the Executive Compensation Committee was terminated and the entire Board of Directors assumed the responsibilities of the Executive Compensation Committee.



     There is no nominating committee of the Board of Directors.


BOARD MEETINGS


     The Board conducted 15 meetings in person or telephonically during 1998. During 1998, all of the Directors attended, in person or by teleconference, at least 75% of the total number of meetings of the Board and of the Committees on which they serve.


COMPENSATION OF DIRECTORS


     Each Director who is not also an employee of the Company presently receives an annual Director's fee of $12,000, plus $1,500 for each meeting which he personally attends ($500 for each meeting in which he participates by means of conference telephone). In addition, non-employee Directors serving on Committees receive a meeting fee of $1,000 ($500 for each meeting in which he participates by means of conference telephone), except that if a Director attends meetings of more than one Committee on a single day, only one Committee meeting fee is paid for that day, and the Chairman of each Committee receives an annual fee of $1,500. Mr. Lichtenstein was also paid $250,000 in 1999 for services rendered as Chairman. Mr. Lichtenstein has been Chairman since October 19, 1998. Directors are eligible to receive annual grants of stock options to purchase 2,000 shares of the Company's Common Stock, subject to an upward or downward 50% adjustment based upon the Chairman's assessment of Board performance; and annual grants of up to 1,000 shares of restricted stock, based on performance goals, with the shares remaining restricted until the Director leaves the Board.


     In addition, in 1998 the Board of Directors approved the grant of 1,100 Retirement Shares to each of the non-employee Directors of the Company under the Company's Director Retirement Plan.


     The Company carries insurance providing indemnification, under certain circumstances, to all the Directors and officers of the Company for claims against them by reason of, among other things, any act or failure to act in their capacities as Directors or officers. No sums have been paid to any past or present Director or officer of the Company under this or any prior indemnification insurance policy.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS


     The following table sets forth, as of the dates indicated, the name and address of each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding voting securities and the percentage of the shares so owned:



                                NAME AND ADDRESS OF                 AMOUNT AND NATURE OF      PERCENT OF
TITLE OF CLASS                    BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)     SHARES(1)
------------------   -----------------------------------------   -------------------------   -----------
Common Stock,        Steel Partners II, L.P.                              492,600(2)              9.5%
 $1.00 par value     150 East 52nd Street
                     21st Floor
                     New York, NY 10022
Common Stock,        Franklin Resources, Inc.                             480,000(3)              9.3%
 $1.00 par value     777 Mariners Island Blvd.
                     San Mateo, CA 94404
Common Stock,        Societe Generale Asset Management Corp.              372,100(4)              7.2%
 $1.00 par value     1221 Avenue of the Americas
                     New York, NY 10020
Common Stock,        Dimensional Fund Advisors, Inc.                      300,650(5)              5.8%
 $1.00 par value     1299 Ocean Avenue, 11th Floor
                     Santa Monica, CA 90401
Common Stock,        The TCW Group, Inc.                                  267,400(6)              5.1%
 $1.00 par value     865 South Figueroa Street
                     Los Angeles, CA 90017

----------
(1) Based on information furnished by the stockholder except as otherwise provided.

(2)   As of March 3, 1999. Sole voting and dispositive power.

(3) As of January 22, 1999. According to the Schedule 13D/A filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc., these shares are beneficially owned by one or more investment companies or other managed accounts that are advised by investment advisory subsidiaries of Franklin Resources, Inc. Sole voting and dispositive power is held by Franklin Advisory Services, Inc.

(4) As of November 30, 1998. According to the Schedule 13D filed by Societe Generale Asset Management Corp., investment advisor to SoGen International Fund (the "Fund"), a portfolio of SoGen Funds, Inc., these shares were acquired by the Fund as beneficial owner for investment only. Shared voting and dispositive power.

(5) As of February 12, 1999. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 300,650 shares of Aydin Corporation stock. Dimensional has sole voting power as to all of such shares. Dimensional disclaims beneficial ownership of all such shares.

(6) As of February 12, 1999. According to the Schedule 13G filed by the TCW Group, Inc. and Robert Day, these shares were acquired for investment in the ordinary course of business. Shared voting and dispositive power.

                       SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth, as of March 1, 1999, the amount and percentage of the Company's outstanding Common Stock, $1.00 par value, beneficially owned by each Director, the chief executive officer, the four other most highly compensated executive officers, as identified in the Summary Compensation Table herein, and all Directors and current executive officers as a group:




                                                             AMOUNT AND NATURE OF         PERCENT
TITLE OF CLASS           NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1)(2)     OF SHARES
-----------------   ----------------------------------   ----------------------------   ----------
Common Stock,       Warren G. Lichtenstein ...........              492,600(3)             9.4%
$1.00 par value     I. Gary Bard* ....................              205,064(4)             3.8%
                    Mark E. Schwarz ..................              128,100                2.5%
                    Harry D. Train, II ...............                1,825                 (5)
                    James R. Henderson ...............               20,000                 (5)
                    Keith Lane-Zucker ................                    0                 (5)
                    All of the above and other current
                     executive officers as a group
                    (includes 7 persons) .............              847,589               15.7%

----------
*     No longer an executive officer of the Company.

(1) Based on information furnished by the respective Directors and officers. Each person has sole voting and investment power with respect to the shares listed, except that Mr. Bard holds 36,700 shares jointly with his wife.

(2) Includes shares which may be acquired upon the exercise of options granted by the Company currently exercisable or that will become exercisable within 60 days as follows: Bard - 10,000 shares, Train -- 1,825 shares, Henderson -- 20,000 shares, and other executive officers in the group -- 500 shares.

(3) Beneficially owned by Mr. Lichtenstein, but owned of record by Steel Partners II, L.P.

(4) Includes a Warrant to purchase 133,334 shares: 66,667 shares at $12.10 and 66,667 shares at $13.20 per share.

(5)   Less than 1%.


                            EXECUTIVE COMPENSATION


     Until November 1998, the Company's executive compensation program was administered by the Compensation Committee, which was empowered by the Company Board to review the salaries paid to the Company's officers each year and recommend to the Company Board any adjustments that it deemed appropriate. The Compensation Committee also reviewed the nature and scope of the services rendered each year by the participants in the 1994 Incentive Stock Option Plan and 1996 Equity Incentive Plan of the Company and the corresponding benefits derived by the Company from such services. Then, based on the review of management recommendations, the Compensation Committee awarded bonuses to the participants. Since November 1998, the entire Board of Directors has assumed such responsibilities.

SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided by the Company to the Company's Chief Executive Officer and the next four most highly paid executive officers who received compensation of at least $100,000 during 1998 (collectively, the "Named Executive Officers"):




                                                     ANNUAL COMPENSATION
                                     ---------------------------------------------------
                                                                              OTHER
                                                                              ANNUAL
                                                                             COMPENS-
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)(1)        BONUS($)         ATION($)
----------------------------- ------ ----------------- ----------------- ---------------
James R. Henderson            1998     178,785           123,000                --
President and Chief           1997     146,285            79,750                --
Operating Officer             1996      62,328            66,516(3)             --
I. Gary Bard                  1998     276,637                -- (4)            --
Former Chairman of the        1997     290,666           255,200             16,500(5)
Board and Chief               1996     195,638(7)        249,400(8)          44,105(5)
Executive Officer
John F. Vanderslice           1998     192,331                --                --
Former President and          1997     205,005           157,850                --
Chief Operating Officer       1996     157,406           138,764              8,250(5)



                                    LONG-TERM COMPENSATION
                                            AWARDS
                              -----------------------------------
                                 RESTRICTED        SECURITIES          ALL OTHER
                                    STOCK          UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION       AWARD($)         OPTIONS(#)             ($)
----------------------------- ---------------- ------------------ ------------------
James R. Henderson                  --                65,000                 --
President and Chief                 --                10,000                3,432(2)
Operating Officer                   --                35,000               42,468(2)
I. Gary Bard                        --                15,000               88,985(4)
Former Chairman of the              --                25,000               23,585(6)
Board and Chief                  200,000(9)          150,000               23,585(6)
Executive Officer
John F. Vanderslice                 --                15,000(10)           11,825(11)
Former President and                --                25,000                 --
Chief Operating Officer             --                40,000                 --

----------
(1) Includes any sums deferred for the individual under the Company's 401(k) plan.

(2)   Relocation expenses paid by the Company.

(3)   Of this total, $12,094 was awarded for 1996 and paid in 1997.

(4) On October 19, 1998, Mr. Bard was removed by the Board of Directors as Chairman of the Board and Chief Executive Officer of the Company. There is currently a dispute between Mr. Bard and the Company regarding the nature and amount of compensation and other benefits to which Mr. Bard is entitled pursuant to his employment agreement. The salary reflected for 1998 includes a payment of $10,675 for accrued vacation upon Mr. Bard's termination. The $88,985 of All Other Compensation for 1998 includes (1) $29,205 of loan forgiven by the Board of Directors for Mr. Bard, (2) $55,000 of severance payments made to Mr. Bard with respect to the period from October 19, 1998 through December 31, 1998, and (3) $4,780 of non-employee Director fees or payable paid to Mr. Bard with respect to the period from October 19, 1998 through December 31, 1998.

(5) The dollar value of the difference ($1.65 per share for both 1996 and 1997) between (i) the discounted market value ($9.33 for 1996 and $9.36 for 1997) at which the Named Executive Officer elected to receive a portion or all of his bonus awards in shares of the Company's Common Stock and (ii) the average fair market value of such shares on the 20 trading days immediately preceding the date the Board of Directors determined the dollar amount of the bonus award under the Company's Stock Bonus Plan.

(6)   Dollar amount of loan forgiven by the Board of Directors for Mr. Bard.

(7) Includes $5,750 Mr. Bard received as an outside Director before being elected Chairman of the Board and Chief Executive Officer on May 6, 1996.


(8)   Of this total, $83,133 was awarded for 1996 and paid in 1997.

(9) An award of 20,000 shares, valued at date of issue, fully vested, pursuant to the terms of the Employment Agreement dated as of May 6, 1996.

(10) The option to purchase 15,000 shares of Common Stock terminated upon Mr. Vanderslice's resignation as an officer of the Company.

(11) Dollar amount of consulting fees paid to Mr. Vanderslice for consulting work subsequent to his resignation as an officer of the Company.

                           STOCK OPTION GRANTS 1998

     Shown below is further information on grants of stock options pursuant to the Company's 1994 Incentive and 1996 Equity Incentive Stock Option Plans during the year ended December 31, 1998 to the Named Executive Officers.




                                                                                                 POTENTIAL REALIZABLE VALUE
                                   NUMBER OF        % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                                   SECURITIES         OPTIONS                                   STOCK PRICE APPRECIATION FOR
                                   UNDERLYING       GRANTED TO      EXERCISE                             OPTION TERM
                                    OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION   ---------------------------------
NAME                              GRANTED (#)          1998          ($/SH)         DATE          5% ($)            10%($)
-----------------------------   ---------------   --------------   ----------   -----------   --------------   ----------------
James R. Henderson ..........        15,000(1)           3.4%          10.44      2-5-08         $255,085         $  406,180
                                     50,000(1)          11.4%           8.00    11-5-08          $651,558         $1,037,497
I. Gary Bard ................        15,000(2)           3.4%          10.44           (2)              (4)                (4)
John F. Vanderslice .........        15,000(3)           3.4%          10.44           (3)              (4)                (4)

----------
(1) Options expire ten years from the date of grant. Twenty-five percent of the option shares become exercisable one year from date of grant and an additional 25% each year thereafter for three years on a cumulative basis.

(2)   The option was terminated on October 19, 1998

(3)   The option was terminated on September 4, 1998.

(4)   Not meaningful, as option was terminated before becoming exercisable.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FOR YEAR-END OPTION/SAR VALUES

     No options were executed during 1998 by the Named Executive Officers. Shown below is information with respect to the year-end value of unexercised options to purchase the Company's Common Stock granted in prior years under the Company's 1994 Incentive or 1996 Equity Incentive Stock Option Plans, or an Individual Non-Qualified Stock Option to the Named Executive Officers and held by them at December 31, 1998.




                                    NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-MONEY
                                      UNEXERCISED OPTIONS HELD AT                        OPTIONS
                                           DECEMBER 31, 1998                       DECEMBER 31, 1998(1)
                                ---------------------------------------   --------------------------------------
NAME                             EXERCISABLE (#)     UNEXERCISABLE (#)     EXERCISABLE ($)     UNEXERCISABLE ($)
-----------------------------   -----------------   -------------------   -----------------   ------------------
James R. Henderson ..........        20,000               90,000                  $0               $109,375
I. Gary Bard ................        10,000                    0                   0                      0
John F. Vanderslice .........             0                    0                   0                      0

----------
(1) Based on the closing price on December 31, 1998, on the New York Stock Exchange of $10.1875 per share.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL AGREEMENTS

     The Company entered into an employment agreement with Mr. Bard dated as of May 6, 1996, pursuant to which Mr. Bard served as Chairman of the Board and Chief Executive Officer of the Company until his termination on October 19, 1998. The term of the agreement was originally for five years and was subsequently extended for an additional two years. The Company had the right to terminate the agreement during its term but only for "Cause" (as defined in the Agreement), and Mr. Bard had the right to terminate his employment during its term for "Good Reason" (e.g., a change of his position as Chairman and Chief Executive Officer) or in the event of a "Change in Control" (e.g., merger, consolidation, reorganization, sale, lease, exchange or other disposition of the Company assets or capital stock of more than 50%). The agreement provided for a base salary of $290,000, which was reviewed annually by the Company Board.

     The Company has received notice from Mr. Bard that it is currently in default under his employment agreement resulting from his termination as Chairman of the Board and Chief Executive Officer of the Company on October 19, 1998. The Company is currently in discussions with Mr. Bard with respect to its obligations to him under the agreement. In the event that his agreement was terminated by the Company other than for "Cause," the Company would be obligated to pay his base salary for the shorter of three years or until the initial term of the agreement expires.


     The Company entered into executive retention agreements (collectively, the "Retention Agreements") with certain key officers of the Company. Except for Mr. Henderson, the Company has not entered into a Retention Agreement with any other Named Executive Officer. The Retention Agreements, effective as of September 16, 1998, provide, among other things, (i) for the payment of a retention bonus if in the absence of a Change in Status Transaction (as defined in the Retention Agreements) the executive remains continuously employed by the Company for a period of one year from the date of the Retention Agreement or for a period of six months following the date of a Change in Status Transaction occurring during such one year period and (ii) for the payment of certain severance benefits if the executive's employment is terminated by the Company without Cause (as defined in the Retention Agreements) or by the executive for Good Reason (as defined in the Retention Agreements) within the two year period following the date of the Retention Agreement. The amount of the retention bonus payable under the Retention Agreements is equal to twenty-five percent (25%) of the executive's annual base salary. The severance benefits an executive will receive under the Retention Agreements include the executive's full base salary for the one year period subsequent to the date of his termination, the full exercisability for one year of all options to purchase shares of the Company's Common Stock granted to the executive, and the continuance of all life insurance and medical plans until the end of the one year period subsequent to the date of the executive's termination or, if sooner, until his commencement of full-time employment with a new employer.


COMMON STOCK PERFORMANCE


     Set forth below is a line graph comparing the five-year cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Stock Index and the S&P High Technology Composite Index. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for the period assumes that $100 was invested on December 31, 1993 in each of the Company, the S&P 500 Stock Index and the S&P High Technology Composite Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                         AYDIN COMMON, S&P 500 STOCK &
                     S&P HIGH TECHNOLOGY COMPOSITE INDICES



[GRAPHIC OMITTED--DATA POINTS PRESENTED IMMEDIATELY BELOW]


TOTAL RETURN ANALYSIS


                                     12/31/93       12/31/94       12/30/95      12/29/96     12/31/97      12/31/98
                                   ------------   ------------   ------------   ----------   ----------   -----------
Aydin Corporation ..............     $ 100.00       $ 102.08       $ 126.04     $  78.13     $  98.44      $  84.90
S&P Hi-Tech Composite ..........     $ 100.00       $ 116.41       $ 167.55     $ 233.65     $ 299.09      $ 500.73
S&P 500 ........................     $ 100.00       $ 101.28       $ 138.88     $ 170.38     $ 226.78      $ 291.04

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


     Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of the issued and outstanding Shares, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.


     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the officers, directors and greater than 10% beneficial owners were complied with during 1998.

                             SCHEDULE I TO ANNEX A

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                        PARENT, PURCHASER AND HOLDINGS


     As of the date of this Information Statement, Parent has not determined who will be Parent Designees. However, such Parent Designees will be selected from the following list of directors and executive officers of Parent and its parent, L-3 Communications Holdings Inc., a Delaware corporation ("Holdings"), upon the purchase by Purchaser pursuant to the Offer of Shares representing not less than a majority of the outstanding shares of Common Stock on a fully diluted basis. The information contained herein concerning Parent, Holdings and Purchaser and their respective directors and executive officers has been furnished by Parent, Holdings and Purchaser. The Company assumes no responsibility for the accuracy or completeness of such information.


     The name, present principal occupation or employment and five-year employment history of each Director and executive officer of Parent and Holdings and certain other information is set forth below. The business address of each Director and executive officer is 600 Third Avenue, New York, New York 10016. Unless otherwise indicated, each occupation described below refers to employment with Parent and Holdings. Except as noted, none of the persons listed below owns any Shares or has engaged in any transactions with respect to Shares during the past 60 days. During the last five years, neither Parent nor Holdings, nor any Director or executive officer thereof indicated has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was such person a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, all Directors and executive officers listed below are citizens of the United States.


     Directors and Executive Officers of the Purchaser. The name and position with the Purchaser of each Director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent" below. All Directors and executive officers listed below are citizens of the United States.




NAME                                             POSITION
---------------------------------   ----------------------------------
Christopher C. Cambria ..........   President, Secretary and Director
Lawrence W. O'Brien .............   Vice President and Treasurer

     Directors and Executive Officers of Parent and Holdings. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each Director and executive officer of Parent and Holdings and certain other information are set forth below. The business address of each such Director and executive officer is: c/o L-3 Communications Corporation, 600 Third Avenue, New York, New York 10016. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent and Holdings. All Directors and executive officers listed below are citizens of the United States.




                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                   AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                               OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
------------------------   ------------------------------------------------------------
DIRECTORS
David J. Brand .........   Director (since 4/97); Managing Director of Lehman Brothers
                           (since 1996); Senior Vice President of Lehman Brothers
                           (1994-1996); Vice President of Lehman Brothers (1991-1994).

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                              AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                                         OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
-------------------------------   -------------------------------------------------------------------
Thomas A. Corcoran ............   Director (since 7/97); President and Chief Operating Officer of the Space Sector of Lockheed Martin (since 8/98); President and
                                  Chief Operating Officer of the Electronics Systems Sector of
                                  Lockheed Martin (3/95-8/98); President of Electronics Group of
                                  Martin Marietta Corporation (1993-1995).
Alberto M. Finali .............   Director (since 4/97); Managing Director of Lehman Brothers
                                  (since 1997); Senior Vice President of Lehman Brothers
                                  (1993-1997); Vice President of Lehman Brothers (1989-1993).
Eliot M. Fried ................   Director (since 4/97); Managing Director of Lehman Brothers
                                  (since 1986).
Frank C. Lanza ................   Director; Chairman and Chief Executive Officer (since 4/97);
                                  Executive Vice President of Lockheed Martin and President and
                                  Chief Operating Officer of Lockheed Martin's C(3)I and
                                  Systems Integration Sector (4/96-4/97); President and Chief
                                  Operating Officer of Loral (since 1981).
Robert V. LaPenta .............   Director; President and Chief Financial Officer (since 4/97); Vice
                                  President of Lockheed Martin and Vice President and Chief
                                  Financial Officer of Lockheed Martin's C(3)I and Systems
                                  Integration Sector (4/96-4/97); Senior Vice President and
                                  Controller of Loral (1981-4/96).
Frank H. Menaker, Jr. .........   Director (since 4/97); Senior Vice President and General
                                  Counsel of Lockheed Martin (since 7/96); Vice President and
                                  General Counsel of Lockheed Martin (3/95-7/96); Vice President
                                  of Martin Marietta Corporation (1982-1995); General Counsel of
                                  Martin Marietta (1981-1995).
Robert B. Millard .............   Director (since 4/97); Managing Director of Lehman Brothers
                                  (since 1983).
John E. Montague ..............   Director (since 4/97); Vice President and Chief Financial Officer of Lockheed Martin Global Telecommunications, Inc. (since
                                  8/98); Vice President of Financial Strategies at Lockheed Martin
                                  (since 3/95); Vice President of Corporate Development and
                                  Investor Relations at Martin Marietta Corporation (1991-1995).
John M. Shalikashvili .........   Director (since 8/98); Senior Officer of the United States
                                  Military and Principal Military Advisor to the President of the
                                  United States, the Secretary of Defense and National Security
                                  Council (1993-1997).
Alan H. Washkowitz ............   Director (since 4/97); Managing Director of Lehman Brothers
                                  (since 1978).
OFFICERS
Jimmie V. Adams ...............   Vice President -- Washington D.C. Operations (since 4/97); Vice
                                  President of Lockheed Martin's Washington Operations for
                                  C(3)I and Systems Integration Sector (4/96-4/97); Vice President
                                  of Loral's Washington Operations for C(3)I and Systems
                                  Integration Sector (since 1993).

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                              AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                                         OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
--------------------------------   -----------------------------------------------------------------
Christopher C. Cambria .........   Vice President -- General Counsel and Secretary (since 6/97);
                                   Associate at Fried, Frank, Harris, Shriver, and Jacobson
                                   (1994-1997); Associate at Cravath, Swaine and Moore
                                   ( 1981-1993).
Frank C. Lanza .................   Chairman and Chief Executive Officer.
Robert V. LaPenta ..............   President and Chief Financial Officer.
Robert F. Mehmel ...............   Vice President -- Planning and Assistant Secretary (since 4/97);
                                   Director of Financial Planning and Capital Review for Lockheed
                                   Martin's C(3)I and Systems Integration Sector (4/96-4/97); held several accounting and financial analysis positions at Loral
                                   Electronic Systems (1984-1996).
Lawrence W. O'Brien ............   Vice President -- Treasurer (since 6/97); Vice President and
                                   Treasurer of Pechiney Corporation (since 1981).
Joseph S. Paresi ...............   Vice President -- Product Development (since 4/97); Corporate
                                   Director of Technology for Lockheed Martin's C(3)I and
                                   Systems Integration Sector (since 4/96); Corporate Director of
                                   Technology for Loral (since 1993).
Robert Riscassi ................   Vice President -- Washington D.C. Operations (since 4/97); Vice
                                   President of Land Systems for Lockheed Martin C(3)I and
                                   Systems Integration Sector (4/96-4/97); Vice President of Land
                                   Systems for Loral's C(3)I and Systems Integration Sector (since
                                         1993).
Lawrence H. Schwartz ...........   Vice President -- Business Development (since 5/97); Vice
                                   President of Technology for Lockheed Martin's C(3)I and
                                   Systems Integration Sector (4/96-5/97); Vice President of
                                   Technology at Loral (since 1987).
Michael T. Strianese ...........   Vice President -- Finance and Controller (since 4/97); Vice
                                   President and Controller of Lockheed Martin's C(3)I and
                                   Systems Integration Sector (4/96-4/97); Director of Special
                                   Projects at Loral (1991-4/96).
  Ownership of Shares by Directors and Executive Officers.
  None.
